        As filed with the Securities and Exchange Commission on January 29, 1997
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

        Singapore                                      Not Applicable
 (State or Other Jurisdiction               (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                         Blk 514, Chai Chee Lane #04-13
                                Singapore 469029
                                  (65) 449-5255
          (Address and telephone number of principal executive offices)

                                MICHAEL E. MARKS
                Chairman of the Board and Chief Executive Officer
                         Flextronics International Ltd.
                                2241 Lundy Avenue
                           San Jose, California 95131
                                 (408) 428-1300
            (Name, address and telephone number of agent for service)
                               ------------------
                                   Copies to:
                             EDWARD M. LEONARD, Esq.
                         Brobeck, Phleger & Harrison LLP
                              Two Embarcadero Place
                                 2200 Geng Road
                           Palo Alto, California 94303

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
             THE PUBLIC: From time to time after the effective date
                        of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / / If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

===========================================================================================
Title of Each         Amount     Proposed Maximum      Proposed Maximum        Amount
Class of              to Be          Aggregate             Offering         of Registration
Securities to       Registered   Price Per Security(1) Aggregate Price(1)        Fee
be Registered
-------------------------------------------------------------------------------------------
Ordinary Shares,
S$.01 par value
per share. . . . .  223,321 Shares     $26.00            $5,806,346.00         $1,759
===========================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f). The price per share and aggregate offering price are based upon the average of the high and low prices for Registrant's Ordinary Shares on January 24, 1997 as reported on the Nasdaq National Market pursuant to Rule 457(c).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                        SUBJECT TO COMPLETION, JANUARY 29, 1997

                                 223,321 SHARES

                         Flextronics International Ltd.

                                 Ordinary Shares
                           (S$.01 par value per share)
                                -----------------


         This Prospectus relates to the public offering, which is not being underwritten, of 223,321 Ordinary Shares, S$.01 par value per share, of Flextronics International Ltd. ("Flextronics", the "Company" or the "Registrant"). All 223,321 shares (the "Shares") may be offered by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") who received such shares in connection with the acquisition by statutory merger of Fine Line Printed Circuit Design, Inc. ("Fine Line") through a merger of Fine Line with and into a wholly-owned subsidiary of the Company, Flextronics International USA, Inc. See "The Merger." The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof.

         The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Sale of the Shares."

         The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholders.

         The Ordinary Shares are quoted on the Nasdaq National Market under the symbol FLEXF. On January 24, 1997 the average of the high and low price for the Ordinary Shares was $26.00 per share.

                        -------------------------------

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Sale of the Shares" herein for a description of indemnification arrangements.

                         -------------------------------

          THESESECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION NOR HAS THE THE SECURITIES AND
                EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                 The date of this Prospectus is         , 1997

                  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.


                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Ordinary Shares of the Company are quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006.

                  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Ordinary Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Ordinary Shares offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      INFORMATION INCORPORATED BY REFERENCE

                  The following documents filed with the Commission (File No. 0-23354) pursuant to the Exchange Act are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1996 including, without limitation, the information included under the following captions: (i) "Summary Consolidated Financial Data", (ii) "Risk Factors", (iii) "Selected Consolidated Financial Data", (iv) "Management's Discussion and Analysis of Financial Condition and Results of Operations", (v) "Business", (vi) "Management", and (vii) "Consolidated Financial Statements"; (b) Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 1996 and September 30, 1996; (c) Proxy Statement dated August 15, 1996; (d) Report on Form 8-K filed on November 19, 1996 and Form 8-KA filed on April 15, 1996; (e) the description of the Company's Ordinary Shares, S$.01 par value per share, contained in its Registration Statement on Form 8-A dated January 31, 1994, including any amendment or report filed for the purpose of updating such description; and (f) all other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

                  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated

                                       2.

herein by reference (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests should be directed to Flextronics International Ltd., 2241 Lundy Avenue, San Jose, California 95131, Attention Michael E. Marks, Chairman of the Board and Chief Executive Officer, telephone
(408) 428-1300.

                                   THE COMPANY

                  The principal executive offices of Flextronics are located at Blk 514, Chai Chee Lane #04-13, Singapore 469029. Flextronics' telephone number is (65) 449-5255.

                              SELLING SHAREHOLDERS

                  The following table sets forth the number of Ordinary Shares owned by each of the Selling Shareholders. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company or with Fine Line within the past three years other than as a result of the ownership of the Shares or other securities of the Company or Fine Line. Because the Selling Shareholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:


                                                                      Number of
                                                                        Shares
                                 Number of Shares    Percent of     Registered for
                                   Beneficially      Outstanding         Sale
Name of Selling Shareholder           Owned            Shares          Hereby(1)
----------------------------------------------------------------------------------
Richard E. Davis, Jr. and
Jacqueline J. Davis                   102,505               *          102,505

Paul N. Burns                          68,336               *           68,336

John F. Cooper and
Mary I. Cooper                         30,148               *           30,148

Joseph Windmiller                      22,332               *           22,332

             Total                    223,321                          223,321

------------------
 *   less than one percent.

(1) This Registration Statement shall also cover any additional Ordinary Shares which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares.

                               SALE OF THE SHARES

                  The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling

                                       3.

Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

                  In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                  The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Ordinary Shares of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7 and any successors thereto, which provisions may limit the timing of purchases and sales of the Company's Ordinary Shares by the Selling Shareholders.

                  The Shares were originally issued to former shareholders of Fine Line in connection with the statutory merger of Fine Line through a merger of Fine Line with and into Flextronics International USA, Inc., a wholly-owned subsidiary of the Company, pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company has agreed to pay all fees and expenses incident to the filing of this Registration Statement.

                                   THE MERGER

                  On November 25, 1996, the Company acquired Fine Line by the statutory merger (the "Merger") of Fine Line with and into a wholly-owned subsidiary of the Company, Flextronics International USA, Inc., a California corporation ("Sub"). The Merger was accomplished pursuant to the Agreement and Plan of Reorganization, dated as of November 25, 1996, among the Company, Fine Line and Sub, and a related Agreement of Merger (collectively, the "Merger Agreements"). The Merger of Fine Line with and into Sub occurred following the approval by written consent of the Merger Agreements by the shareholders of Fine Line and satisfaction of certain other closing conditions. As a result of the Merger, the Company became the owner of 100% of the issued and outstanding common stock of Fine Line. The terms of the Merger Agreements were the result of arm's-length negotiations among the parties.

                  A total of 223,321 of the Company's Ordinary Shares were issued to former Fine Line shareholders in exchange for the acquisition by Sub of all outstanding Fine Line capital stock. The shares issued to Fine Line shareholders were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.



                                       4.

                                  LEGAL MATTERS

                  The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.


                                     EXPERTS

                  The consolidated financial statements of Flextronics International Ltd., appearing in Flextronics International Ltd.'s Annual Report (Form 10-K) for the year ended March 31, 1996, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                               RECENT DEVELOPMENTS

The following sets forth certain developments since the effective date of the Annual Report on Form 10-K for the fiscal year ended March 31, 1996 ("10-K") and updates information included in the 10-K under the captions listed below.

MANAGEMENT

         Effective September 10, 1996, Andrew W. Russell resigned as a Director of the Company. To date, Mr. Russell has not been replaced on the Company's Board of Directors.

                                       5.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

         SEC Registration fee...............................$ 1,759.00
         Printing and engraving expenses....................    *
         Legal expenses.....................................    *
         Blue Sky expenses..................................    *
         Accounting fees and expense........................    *
         Miscellaneous......................................    *
                  Total.....................................    *

---------------
*  To be filed by amendment.

ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                  As permitted by the laws of Singapore, the Articles of Association of the Company provide that, subject to the Companies Act, the Company's directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

ITEM 16.   EXHIBITS.

5.1      Opinion of Brobeck, Phleger & Harrison LLP.
23.1     Consent of Ernst & Young Singapore.
23.2     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
24.1     Power of Attorney (included on page II-3 of this Registration
         Statement).

ITEM 17.   UNDERTAKINGS.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California on this 29th day of January, 1997.

                                            FLEXTRONICS INTERNATIONAL LTD.


                                            By: /s/ MICHAEL E. MARKS
                                            -----------------------------------
                                            Michael E. Marks
                                            Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Michael E. Marks and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities, to sign any amendments (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                        TITLE                                DATE
        ---------                        -----                                ----
/s/ MICHAEL E. MARKS
_______________________________   Chief Executive Officer                    January 28, 1997
Michael E. Marks                  (Principal Executive Officer) and
                                  Chairman of the Board of Directors
/s/ GOH CHAN PENG
_______________________________   Chief Financial Officer                    January 28, 1997
Goh Chan Peng                     (Principal Financial Accounting Officer)

/s/ TSUI SUNG LAM
_______________________________   Vice President, Chief Operating            January 28, 1997
Tsui Sung Lam                     Officer and Director

/s/ ROBERT R.B. DYKES
_______________________________   Director                                   January 24, 1997
Robert R.B. Dykes

/s/ BERNARD J. LACROUTE
_______________________________   Director                                   January 23, 1997
Bernard J. Lacroute

/s/ MICHAEL MORITZ
_______________________________   Director                                   January 28, 1997
Michael Moritz

/s/ STEPHEN J.L. REES
_______________________________   Director                                   January 27, 1997
Stephen J.L. Rees

/s/ RICHARD L. SHARP
_______________________________   Director                                   January 24, 1997
Richard L. Sharp

                         FLEXTRONICS INTERNATIONAL LTD.

                                INDEX TO EXHIBITS

                                                              Sequentially
                                                                Numbered
Exhibit      Description                                         Page
-------      -----------                                      -------------
5.1          Opinion of Brobeck, Phleger & Harrison LLP.............

23.1         Consent of Ernst & Young, Singapore....................

23.2         Consent of Brobeck, Phleger & Harrison LLP
             (included in Exhibit 5.1)..............................

24.1         Power of Attorney (included on Page II-3 of this
             Registration Statement)................................
